EXHIBIT 99.7

LAST UPDATE: 4/26/05

Pinnacle West Capital Corporation
Earnings Variance Explanations
for Periods Ended March 31, 2005 and 2004

     This discussion explains the changes in our consolidated earnings for the three-month periods ended March 31, 2005 and 2004. Condensed Consolidated Statements of Income for the three months ended March 31, 2005 and 2004 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 on or before May 10, 2005. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).

EARNINGS CONTRIBUTION BY BUSINESS SEGMENT

     We have three principal business segments (determined by services and the regulatory environment):

•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to “Native Load” customers) and related activities and includes electricity generation, transmission and distribution;

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related energy services; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.

     The following table summarizes net income for the three months ended March 31, 2005 and the comparable prior-year period (dollars in millions):

	2005	2004
Regulated electricity	$13	$18
Marketing and trading	1	10
Real estate	9	2
Other	1	1

Net income	$24	$31

General

     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to electric operating revenues less purchased power and fuel costs. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with SEC rules. Exhibit 99.10 reconciles this non-GAAP financial measure to operating income, which is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America. We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business segments. We believe that investors benefit from having access to the same financial measures that our management uses. In addition, we have reclassified certain prior period amounts to conform to our current period presentation.

Operating Results – Three-month period ended March 31, 2005 compared with the three-month period ended March 31, 2004

     Our consolidated net income for the three months ended March 31, 2005 was $24 million compared with $31 million for the prior-year period. The $7 million decrease in the period-to-period comparison reflected the following changes in earnings by segment:

•	Regulated Electricity Segment – Net income decreased approximately $5 million primarily due to higher operations and maintenance costs primarily related to customer service, generation and benefit costs; lower other income, net of other expense, primarily due to gains on asset sales in the prior year period; increased property taxes due to increased plant in service; and the effects of milder weather on retail sales. These negative factors were partially offset by the absence of regulatory asset amortization; higher retail sales volumes due to customer growth and usage; decreased purchased power and fuel costs due to lower hedged gas and power prices; and lower replacement power costs due to fewer unplanned outages.

•	Marketing and Trading Segment – Net income decreased approximately $9 million primarily due to increased costs related to the Silverhawk Power Station, which was placed in service in mid-2004 and lower margins on competitive retail sales in California by APS Energy Services.

•	Real Estate Segment – Net income increased approximately $7 million primarily due to increased land sales.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher retail sales volumes due to customer growth, excluding weather effects	$7	$4
Decreased purchased power and fuel costs due to lower hedged gas and power prices	5	3
Lower replacement power costs due to fewer unplanned outages	4	3
Effects of weather on retail sales	(5)	(3)

Net increase in regulated electricity segment gross margin	11	7

Marketing and trading segment gross margin:
Lower competitive retail unit margins in California by APS Energy Services	(6)	(4)
Lower realized margins on wholesale sales primarily due to lower unit margins	(1)	(1)
Increase in generation sales other than Native Load due to higher sales volumes	3	2

Net decrease in marketing and trading segment gross margin	(4)	(3)

Net increase in gross margin for regulated electricity and marketing and trading segments	7	4
Higher real estate segment contribution primarily related to increased land sales	12	7
Higher operations and maintenance expense primarily related to customer service, generation and benefit costs	(19)	(11)
Depreciation and amortization decreases (increases):
Absence of regulatory asset amortization	9	5
Increased delivery and other assets	(2)	(1)
Higher property taxes due to increased plant in service	(5)	(3)
Lower other income net of other expense primarily due to gain on asset sales and higher interest income in prior-year period	(9)	(5)
Miscellaneous items, net	(1)	(3)

Net decrease in net income	$(8)	$(7)

     The increase in net costs (primarily depreciation, interest expense, property taxes and operations and maintenance expense, net of gross margin contributions) related to the Silverhawk Power Station, which was placed in service in mid-2004 by Pinnacle West Energy totaled approximately $4 million after income taxes in the three months ended March 31, 2005 compared with the prior-year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $1 million higher for the three months ended March 31, 2005 compared with the prior-year period primarily as a result of:

•	a $13 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $13 million decrease in retail revenues related to milder weather; and

•	a $1 million increase due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $29 million higher for the three months ended March 31, 2005 compared with the prior-year period primarily as a result of:

•	a $36 million increase from generation sales other than Native Load primarily due to higher sales volumes, including sales from the Silverhawk Power Station, and higher wholesale market prices;

•	$1 million of higher energy trading revenues on realized sales of electricity primarily due to higher electricity prices; and

•	an $8 million decrease from lower competitive retail sales and prices in California by APS Energy Services.

Real Estate Revenues

     Real estate revenues were $20 million higher for the three months ended March 31, 2005 compared with the prior-year period primarily due to higher land and home sales.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,		Increase (Decrease)
	2005	2004	Amount	Percent
Operating Revenues
Regulated electricity segment	$416,030	$415,464	$566	0.1%	B
Marketing and trading segment	116,866	88,383	28,483	32.2%	B
Real estate segment	72,056	51,593	20,463	39.7%	B
Other revenues	10,135	10,905	(770)	7.1%	W

Total	615,087	566,345	48,742	8.6%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	78,423	88,611	(10,188)	11.5%	B
Marketing and trading segment purchased power and fuel	100,641	67,764	32,877	48.5%	W
Operations and maintenance	156,496	137,386	19,110	13.9%	W
Real estate segment operations	56,476	47,690	8,786	18.4%	W
Depreciation and amortization	94,231	101,616	(7,385)	7.3%	B
Taxes other than income taxes	35,190	30,330	4,860	16.0%	W
Other expenses	8,374	8,750	(376)	4.3%	B

Total	529,831	482,147	47,684	9.9%	W

Operating Income	85,256	84,198	1,058	1.3%	B

Other
Allowance for equity funds used during construction	2,603	2,002	601	30.0%	B
Other income	1,744	11,412	(9,668)	84.7%	W
Other expense	(5,309)	(5,945)	636	10.7%	B

Total	(962)	7,469	(8,431)	112.9%	W

Interest Expense
Interest charges	49,195	50,319	(1,124)	2.2%	B
Capitalized interest	(3,289)	(4,911)	1,622	33.0%	W

Total	45,906	45,408	498	1.1%	W

Income From Continuing Operations Before Income Taxes	38,388	46,259	(7,871)	17.0%	W

Income Taxes	14,732	15,468	(736)	4.8%	B

Income From Continuing Operations	23,656	30,791	(7,135)	23.2%	W

Income From Discontinued Operations
Net of Income Tax Expense	792	635	157	24.7%	B

Net Income	$24,448	$31,426	$(6,978)	22.2%	W

Weighted-Average Common Shares Outstanding — Basic	91,962	91,294	668	0.7%

Weighted-Average Common Shares Outstanding — Diluted	92,045	91,376	669	0.7%

Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.26	$0.34	$(0.08)	23.5%	W
Net Income — Basic	$0.27	$0.34	$(0.07)	20.6%	W
Income From Continuing Operations — Diluted	$0.26	$0.34	$(0.08)	23.5%	W
Net Income — Diluted	$0.27	$0.34	$(0.07)	20.6%	W

Certain prior-year amounts have been reclassified to conform to the 2005 presentation.

B — Better
W — Worse